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                                                                    EXHIBIT 99.1

               CITIZENS HOLDING COMPANY EARNINGS FOR 2001 UP 3.2%


PHILADELPHIA, Miss.--(BUSINESS WIRE)--January 30, 2002--Citizens Holding Company (Amex:CIZ) announced today results of operations for the three and twelve months ended December 31, 2001.

Net income for the three months ended December 31, 2001 declined 10.2% to $1.291 million or $0.26 per share-basic and diluted compared to $1.437 million or $.29 per share-basic and diluted for the same quarter last year. Net interest income, after the provision for loan losses for the quarter was approximately 15.9% higher compared to same quarter last year. The net interest margin increased to 4.48% in the fourth quarter of 2001 from 4.33% in the same period in 2000. Non-interest income grew 2% as a result of increased fee income on deposit accounts and fee income from mortgage loan refinancing. Non-interest expenses increased as a result of personnel and occupancy costs and amortization expense associated with the Forest and Decatur, Mississippi branches acquired in July 2001, and because of normal costs increases related to growth of the bank.

Net income for the twelve months ended December 31, 2001 increased 3.2% to $5.711 million ($1.15 per share-basic and diluted) over the $5.534 million ($1.12 per share-basic and $1.11 per share-diluted) for the same period last year. Net interest income after the provision for loan losses rose 6.4% to $14.525 million compared to $13.656 million for 2000. The net interest margin increased to 4.32% in 2001 from 4.16% in the same period in 2000. Non-interest income for the twelve months of 2001 grew 23.4% when compared to the same period in 2000. Non-interest expense increased for the reasons noted above.

Total assets as of December 31, 2001 increased $44.412 million, or 11.6%, compared to December 31, 2000. The acquisition of Forest and Decatur, Mississippi branches from Union Planters Bank accounted for an approximately $30.3 million increase in deposits, an $11.7 million increase in loans and $15.4 million increase in cash and short-term investments. Deposits increased further as economic conditions have caused many customers to turn to bank deposits as a more attractive investment. This increase in cash permitted the Bank to reduce its short-term borrowings from the Federal Home Loan Bank by $27 million from the December 31, 2000 level.

Steve Webb, Chairman, President and CEO stated, "2001 earnings increased primarily because of an increase in net interest income. Continued strong loan demand and a steep decrease in the cost of funds, caused net interest income to increase. Non-interest income also increased as a result of an increase in overdraft privilege fee income and strong mortgage department and title services earnings as low interest rates create refinancing opportunities. While increases in non-interest expenses are necessary as the Bank grows, we continue to be successful in controlling such cost as evidenced by our efficiency ratio

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of 51.32%. The slight decline in fourth quarter 2001 earnings compared to the fourth quarter of 2000 is primarily the result of increased non-interest expenses associated with the third quarter branch acquisitions."

Steve Webb further stated, "We have been well pleased with the performance of our Forest and Decatur branch acquisitions. We believe that they will have a positive impact on our earnings in the coming years."

Adjusted for the three for two split of January 2, 2002, the Company's dividend of $0.10 per share for the fourth quarter of 2001 brought the total dividends for the year ended December 31, 2001 to $0.383. This represents an increase of 35% over the dividends paid in the year of 2000.

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has sixteen banking locations in seven counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company's transfer agent is American Stock Transfer & Trust Company.

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company's financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Corporation's and the Bank's business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Corporation operate; (b) changes in the legislative and regulatory environment that negatively impact the Corporation and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the federal Reserve Board in response to changing economic conditions;
(f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Corporation's market area and (h) other risks detailed from time to time in the Corporation's filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

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                            Citizens Holding Company
                              Financial Highlights
                  (amounts in thousands, except per share data)
                                   (Unaudited)

                      ------------------------------------


                                                        Three Months                     Twelve Months
                                                      Ended December 31                Ended December 31
                                                  ----------------------           -----------------------
                                                    2001            2000             2001             2000
                                                    ----            ----             ----             ----

Interest income and fees                       $   7,277        $   7,483        $  29,119       $  28,638
Interest expense                                   3,007            3,869           13,399          14,064
                                               ---------        ---------        ---------       ---------
   Net interest income                             4,270            3,614           15,720          14,574


Provision for loan losses                            380              319            1,123             918
   Net interest income after
     provision for loan losses                     3,890            3,295           14,597          13,656

Non-interest income                                  886              871            3,980           3,285
Non-interest expense                               2,955            2,237           10,308           8,772
                                               ---------        ---------        ---------       ---------

   Net income before taxes                         1,821            1,929            8,269           8,169
Income taxes                                         530              492            2,558           2,635
                                               ---------        ---------        ---------       ---------

     Net income                                $   1,291        $   1,437        $   5,711       $   5,534
                                               ---------        ---------        ---------       ---------

Earnings per share - basic                     $    0.26        $    0.29        $    1.15       $    1.12
                                               =========        =========        =========       =========

Earnings per share - diluted                   $    0.26        $    0.29        $    1.15       $    1.11
                                               =========        =========        =========       =========

Average shares outstanding-basic               4,963,125        4,963,125        4,963,125       4,963,125

Average shares outstanding-diluted             4,986,699        4,976,217        4,980,568       4,975,232

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                                                   As of           As of
                                               December 31,     December 31,
                                                   2001             2000
                                          ----------------------------------
Balance Sheet Data:
     Total assets                                $427,213          $382,800
     Total earning assets                         394,315           355,058
     Loans net of unearned                        264,278           252,022
     Allowance for loan losses                     -3,375            -3,325
     Total deposits                               359,309           289,908
     Long term borrowings                          14,629            10,000
     Shareholders' equity                          47,182            43,377
     Book value per share                           $9.51             $8.74
     Dividends paid                                $0.383            $0.283

Average Balance Sheet Data:
     Total assets                                $403,882          $374,439
     Total earning assets                         361,520           343,159
      Loans net of unearned                       255,185           244,307
     Total deposits                               327,536           290,704
     Long term borrowings                          14,815            10,000
     Shareholders' equity                          47,664            40,701

Non-performing assets:
     Non-accrual loans                                419               590
     Loans 90+ days past due                        2,918             1,746
     Other real estate owned                          340               133

Net charge-off as a percentage
     average loans                                  0.42%             0.28%

Performance Ratios:
     Return on average assets                       1.41%             1.48%
     Return on average equity                      11.98%            13.60%

Net interest margin (tax equivalent)                4.32%             4.16%


--------------------------

Contact:

Citizens Holding Company, Philadelphia
Robert T. Smith, 601/656-4692
Rsmith@netdoor.com